15 January 2026

Michael Waelchli

PERSONAL & CONFIDENTIAL - Long Term Assignment Letter

Dear Michael,

Congratulations on your International Assignment offer to Novelis Korea Limited. This letter details the terms and conditions applicable to your assignment at Novelis Korea Limited in Seoul, South Korea. Your targeted start date is subject to your receipt of a valid work permit and our receipt from you of a signed copy of this letter. You will be considered a "seconded" employee from Novelis AG in Switzerland.

The objective of an international assignment is to create an adaptable, comprehensive program that provides flexibility to move people globally at the right time, to the right location for the business and to the right role for development of talent. As such, Novelis reserves the right to extend and/or end the assignment before or prior to the anticipated end-of-assignment date.

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your international assignment.

This assignment letter details the benefits that will be provided to you during your Long Term International Assignment. Please refer to the Long Term International Assignment Policy document for complete details and descriptions.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Proposed Position: Proposed Band: Assignment Effective Date:
Expected Length of Assignment: Home Country:
Host Country:

EVP President Novelis Asia B
February 1, 2026
3 years
Switzerland (Currently in the US)
South Korea

Base Salary: For the duration of this assignment, salary administration will be based on your Home Country policies and practices as well as your performance. Your base salary will be CHF 374,780. Your next salary review will be July 2027, and any increase will be prorated based on the number of days you have been employed with Novelis during the fiscal year. For the duration of this assignment, you will be paid from the Novelis AG payroll.
Bonus Plan: In addition to base salary, this position also includes participation in the Novelis 2026 Annual Incentive Plan. The target payout opportunity for your position will be 60% of your annualized base salary, will be pro-rated based on your start date, and may be subject to your continued employment through the end of the fiscal year. The performance criteria for this plan will be in accordance with fiscal year 2026 performance metrics, weightings and goals approved by the Board of Directors. While on assignment, any annual bonus paid to you will be subject to hypothetical tax withholding.
Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Long Term Compensation: You continue to be eligible to participate in the Long-Term Incentive Plan for Novelis in FY2026. Your potential receipt of any future long-term compensation award is subject to the discretion of the Company, and the amount of any award will depend on a number of factors, including your individual performance and your continued employment on the date the award is made. The target value of your FY2027 award will be communicated to you no later than August 30, 2026.

Retirement Plan: As an employee on loan from your Home Country, you will continue to participate in your Home Country savings, retirement plans and social tax system, if legally possible. If this is not possible, your Host Country has the option, but not the obligation, to agree on alternative arrangements with you.

Assignment Benefits
Novelis utilizes a relocation services provider, Cartus, to assist employees on international assignments. All relocation benefits are administered via Cartus. Tracy Gorman is the Novelis Global Mobility Manager who will work with Cartus on the coordination of your assignment benefits. Please contact her with any assignment-related questions. Her contact information may be found on the last page of this letter.

Work Permits/Visas: Cartus will coordinate with the Immigration Services Provider to assist in obtaining the proper visas/work permits for you and your family. To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed per the instructions provided to you. Permanent residence status is not provided for temporary assignments.

Pre-Assignment Trip: You will be reimbursed for an accommodations search trip to the Host Country for you and your spouse/partner (maximum seven (7) days, including travel days), familiar with everyday living and working conditions, investigate housing possibilities, and visit and apply for school places for accompanying children, if required. Destination and settling in services will be provided by Cartus.

Transportation to the Host Country: You will be reimbursed actual reasonable travel expenses for relocation to the assignment location at the start of the assignment. Class of air travel will be in accordance with the Novelis global business travel guidelines.

Medical Examinations: We strongly suggest that you have a medical examination prior to your departure. This is intended for your own safety to enable you to clarify any medical concerns prior to the start of the assignment.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Medical Coverage: You and your dependents will continue to be covered by the Company designated international medical benefit plan. Details will be forwarded to you under separate cover.
Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Cultural Orientation and Language Training: You and your family will be offered 2 days of a cultural orientation session provided by Cartus's designated service provider. You and your spouse will also be eligible for language training provided by Cartus's online designated service provider.

Shipment of Personal Effects and Storage: Cartus will contract with a relocation company to move your household belongings to your host country location. You will be entitled to air ship up to 500lbs for you, 500lbs for your spouse/partner and 250Ibs for each accompanying dependent.

Furniture Allowance: If host country housing is not fully furnished, a one-time furniture allowance in the amount of $10,000 (family) (net of taxes) will be paid to you, unless you prefer to avail a surface shipment, limited to a 40-ft container.
As an exception to support a back to back assignment, two shipments from the US will be provided to allow for furniture to go back to Switzerland and to go to South Korea.

Temporary Accommodation: The Company will reimburse you for reasonable temporary furnished accommodation for you and any relocating eligible family member(s) for up to 30 days in the Home or Host location. You will be responsible for arranging your own transportation once you are in the host location. A 30 day rental cost for a vehicle will be reimbursed by Novelis, should this be necessary

Pet Shipment: Novelis understands that we love and care for our pets. Therefore, Novelis will reimburse the costs associated with shipping up to 2 (two) household pets (dog, cat and bird) up to USD $2000 (or local equivalent) total.

Additional Vacation Time: Additional vacation time to move and settle in to the host location shall not exceed three(3) days in the home country and three(3) days in the host country, for a total of six(6) business days, if needed. Any other additional vacation time taken during the relocation period will be per the home country vacation entitlement.

Home Leave: To maintain ties to your Home Country while on assignment, the Company will provide for reimbursement of airfare in accordance with Company's Global Travel Policy for one home trip per year for you and any dependents residing with you in the Host Country. The Company will also reimburse you for transportation to and from the airport, if needed. Vacation days are intended to be utilized when days are spent not working on a home leave trip.
Spousal Assistance Allowance: Novelis will provide acclimation programs through Cartus Relocation, as needed or a lump sum allowance of USD $5,000 or home country equivalent.

Dependent Education reimbursement: Novelis will reimburse the difference between your current Home Country education costs and the Host Country education costs for private schooling (grades K-12). The differential cost covered includes tuition, application and registration fees, textbooks, mandatory uniforms and transportation costs. Items not in the differential cost include, but are not limited to, lunches, sports clothing or equipment, field trips or extra-curricular activities. Additional details are referenced in the Novelis International Long-Term Assignment policy.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Assignment Allowances

These allowances are paid only for the period of your international assignment and will not be considered for bonus, long term compensation and/or benefit calculation purposes. Please note that any tax in relation to these allowances will be paid by the Company.

Relocation Allowance: A relocation allowance equivalent to one month's salary capped at
$10,000, grossed up for taxes, will be paid to you. This allowance is meant to cover any incidental costs incurred in connection with your relocation that are not specifically addressed in the policy.

Cost of Living Allowance: You will receive a cost of living allowance (COLA), if applicable. The COLA will be paid to help insulate you for the higher cost of goods and services in the Host Country. This allowance will be reviewed periodically to reflect new survey data and can fluctuate higher or lower. COLA is based on your individual salary (up to a maximum of USD $200,000 or local equivalent for Job Band 3 and below) Home and Host Country combination, and family size. Please note that the allowance will commence once you move into the assignment location and will terminate in the month in which you vacate your host country residence. The initial monthly COLA will be zero.

Host Housing Allowance: The host housing budget is designed to provide an amount necessary to obtain rental housing in the Host Country. The Company has established the housing budget in Host Country to be a maximum of 13,000,000 KRW. This is based on your family size and data from Novelis' Data Services Provider. You will be able to choose the type of accommodations that you would like to meet your personal lifestyle needs. However, you are responsible for paying any amount incurred in excess of the established maximum. Should you choose to purchase housing in the host location, Novelis will discontinue this benefit.

Host Housing Utilities Allowance: Novelis will also provide a utilities allowance determined by the designated Data Services Provider in order to assist with utilities such as gas, water, and electric. Personal utilities - home telephone, internet, or cable television - are not covered. A Utility allowance of 480,890 KRW will be paid to you.

Home Country Property Management: If you owned your home prior to the start of the global assignment, an allowance for Home Country property management costs will be provided by Novelis. The allowance is a payment of $300 USO per month, or home country equivalent (net of taxes) via direct reimbursement in accordance with the Novelis International Long-Term Assignment policy.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Home Country Lease Cancellation: With this being a back to back assignment, your current lease will be cancelled in accordance with the start of the new assignment. Novelis will be responsible for any lease break fees.

Home Country Vehicle Sale: Novelis will provide an allowance for loss on car sale or lease breakage fees. This allowance is provided for one (1) Home Country vehicle for single assignees and two (2) vehicles for married assignees in the amount of USD $3,500 (net of taxes to you) per vehicle. This allowance may be used to store vehicle as well. This policy does not apply to recreational, antique or commercial vehicles.

International Driver's License: It is recommended that you obtain an international driver's license even though your Home Country license may be valid in the Host Country for a period of time. The Destination Services Provider will provide general guidance regarding obtaining this license. Also, a safe-driving affidavit from the Home Country car insurance company may be helpful in obtaining insurance in the host location.

Host Country Transportation: You will be provided with transportation assistance in the Host Country according to the local car policy. The current policy in Korea is to provide a car for the duration of the assignment and a driver for the first six months, if needed.

Wire Transfer Allowance: To facilitate the transfer of funds to the Host Country, Novelis will provide a monthly reimbursement of up to $50 USD (net) or local equivalent towards the costs of wire transfer and banking fees.

Tax Equalization
You will participate in the Company's Tax Equalization Program during your international assignment. The Company has retained the services of a global tax provide to prepare your Home Country and Host Country tax returns as required during the international assignment. Under tax equalization, you will be responsible for a hypothetical tax liability (e.g., federal, state and local taxes, as applicable), which will be calculated and deducted from each pay check.
The intent of the policy is that your ultimate tax liability will be similar to that which you would have paid in your Home Country had you not received assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations. You should contact the tax representative noted on the last page of this letter to discuss these issues in further detail.

Tax Return Preparation Services
To assist in understanding how your tax position will be affected by the assignment, you will be invited to tax briefings in both your home and host countries with the Company designated tax provider.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Tax return preparation will be provided by the Company designated tax provider for the duration of the assignment and any remaining years where the transfer results in trailing equity being taxed in the both the home.

Repatriation
The Company will relocate you and your family back to your Home Country or to another international assignment at the end of this assignment, according to the terms of the International Long Term Assignment Policy. Prior to the successful conclusion of your assignment, you may be contacted to be considered for new opportunities with the Company which may determine the exact location of your repatriation. However, the Company does not guarantee employment at the end of your assignment.

Termination
Both parties may at any time during the Assignment terminate the employment relationship with a notice period of 6 months, valid as per the end of any calendar month. If you are provided leased housing by the Company, you agree to vacate Company housing within thirty (30) days of the end of the employment relationship.

If you terminate employment at your option and for Good Reason while abroad and you have no employment, at your manager's discretion, the Company will pay moving expenses in accordance with the Company's domestic and foreign policy for yourself, your family, and your household goods and furniture. Expenses to your point of origin will be paid, provided you return to that point within thirty days of termination.

If you terminate employment at the Company's option while abroad, the Company will pay moving expenses in accordance with the Company's domestic and foreign policy for yourself, your family, and your household goods and furniture. Expenses to your point of origin will be paid, provided you return to that point within thirty days of termination.

If a Company-initiated termination occurs, you will receive adequate advance notice in accordance with the provisions of the Home country policy. Similarly, if you voluntarily terminate, you are expected to give notice in accordance with the provisions of the Home Country Policy. If you are provided leased housing by the Company, you agree to vacate Company housing within thirty (30) days of termination.

Termination will require immediate settlement of all outstanding tax, travel, and other advances.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Years of Service - Impact on Benefits
Your total years of service with companies affiliated with the Company shall be recognized for purposes of calculating retirement benefits.

In some locations, national law may construe a voluntary termination or transfer to an affiliated company as a "termination", or require that any severance payment to be made should be based on more years of service than those actually performed in the country of last employment. As an expatriate employee, you are not eligible to receive such payments. If however, you do receive them, you will be required to repay the Company upon receipt. If repayment is not made within sixty (60) days, the amounts will be offset against other benefits to which you may be entitled.

Confidential or Proprietary Information
In carrying out the Company's business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. You must maintain the confidentiality of all information so entrusted to you, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of the companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors, if disclosed. You will find more information about this in the Novelis Code of Conduct and Guidelines for Ethical Behavior.

Code of Business Conduct and Ethics
You and your family should understand that you can be, and often are, highly visible representatives of The Company in the host location. As such, you will need to be familiar with and adhere to The Company's Code of Conduct and applicable Home and Host Country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company's image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with The Novelis Code of Conduct and Guidelines for Ethical Behavior at all times.

Governing Law
This letter, your global assignment and your employment relationship generally are subject to and governed by the laws of Home Country in accordance with the terms of the International Assignment Policy. This letter shall not be amended or supplemented unless in writing signed by you and a duly authorized representative of your Host Country.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Confidentiality Requirement

This letter contains the total cash and benefits that you will receive and no local benefits other than those included in this letter are to be provided. By signing this letter, you agree to keep this Agreement confidential and not to disclose its content to anyone except your lawyer, immediate family, or your financial consultant, provided such persons agree in advance to keep the contents of this Agreement confidential and not to disclose it to others.

TRADE SECRETS. INVENTIONS, PROPRIETARY AND CONFIDENTIAL INFORMATION

Consistent with the Novelis Code of Conduct, throughout the entire term of your employment with Novelis, you will respect trade secrets, inventions, and other proprietary and confidential information, whether that of Novelis or third parties. Violations of this policy could result in discipline, up to and including termination of your employment. Specifically, you represent:
-You are not subject to any agreement with any prior employer, person, or entity relating in any way to your right or ability to be employed by and/or perform services for Novelis.
-Novelis has instructed you to return, not use, and not disclose any confidential or trade secret information of any prior employer or any person or entity.
-You have returned, or are not in possession, custody, or control of, any confidential or trade secret information of any prior employer, person, or entity.
-You will not use or disclose any confidential or trade secret information of any prior employer or any other person or entity in connection with your employment with, and/or performing services for, Novelis.

-You agree that, while you are employed by Novelis, your use of any confidential or trade secret information of any prior employer or any other person or entity is not authorized by Novelis and is outside the scope of your employment with Novelis.

-During your employment with Novelis and thereafter, you will not take, disclose or use any Novelis or third-party confidential information or trade secrets acquired as a result of your employment with Novelis, except as expressly authorized by, and in the performance of your duties for, Novelis.
Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

-At the end of your employment with, or upon written request from, Novelis, you shall return all confidential information, trade secrets or other Novelis property in your possession, custody, or control, including all originals, copies, translations, notes, or any other form of said material, without retaining any copy or duplicates thereof, and you shall return any and all written, printed, electronic or other material or information derived from such. You understand that, even after the end of my employment with Novelis, you are obligated not to disclose any Novelis trade secrets to any third party (including any companies affiliated with Novelis) for so long as said trade secrets remain protectable under any applicable law.

All right, title and interest in and to confidential information and trade secrets of Novelis will remain the property of Novelis, and you have not been granted any rights to such or under any related patent, patent application, trademark, copyright, know-how, or other intellectual property of Novelis.
-A) All inventions, technical improvements and designs created or made by you during the performance of your employment activity and within the scope of your contractual obligations shall be the sole and exclusive property of Novelis.

-B) All inventions, technical improvements and designs created or made by you during the performance of your employment activity, but not within the scope of your contractual obligations, must be reported by you to Novelis immediately and in writing. Subsequently, Novelis will decide on whether to acquire such inventions, technical improvements or designs from you and will inform you in writing within six months upon receipt of your notice. In the event that you fail to timely report to Novelis inventions, technical improvements and designs according to this clause B, they shall be considered as transferred to Novelis free of charge.

-C) All work products (including works of authorship), intellectual property rights and know-how which are not covered by clauses A and/or B above (including, in particular, all copyrights) and which are created by you during the performance of your employment, whether within the scope of your contractual obligations or not, shall be Novelis's sole and exclusive property. To the extent that such rights do not originally accrue with Novelis, you hereby transfer and assign all such rights, free of charge to Novelis, including all partial rights and including, in particular, the right to use, copy, modify, alter, exploit, distribute and commercialize the work products in all forms for all present and future uses, including forms and uses that are currently unknown. For the avoidance of doubt, you herewith expressly waive in favour of Novelis any moral rights in the work products and agree not to assert such moral rights against Novelis or - subject to Novelis's express respective request - against any third party.

-D) You will, during and after employment, provide all reasonable assistance, including the signing of documents, that Novelis may reasonably require to obtain, maintain or enforce intellectual property rights or to give full effect to clauses A to C herein above.
Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

-You acknowledge that violation of any of the provisions herein may result in discipline up to and including termination of your employment.

Data Protection Act
To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices. Examples could include providing the Host Country office with your bank account details, or an emergency contact number for a relative in your home country.

By signing this assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including those based in countries outside of the EU. Data will only be released to authorized individuals for administrative purposes only.

Best wishes to you for your new assignment.

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com

Novelis AG

/s/ Wolfram Joos
Wolfram Joos
VP Human Resources

/s/ Roberta Greco
Roberta Greco
Manager Human Resources

The Employee

/s/ Michael Wälchli
Michael Wälchli

Novelis AG
Sternenfeldstr. 19, CH-8700 Küsnacht
+41 44 386 21 50 | novelis.com